UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 3, 2014 (July 2, 2014)

National CineMedia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33296	20-5665602
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

National CineMedia, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-176056	20-2632505
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

(Address of principal executive offices, including zip code)

(303) 792-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 2, 2014, National CineMedia, Inc.’s (the “Company” or “NCM, Inc.”) consolidated subsidiary, National CineMedia, LLC (“NCM LLC”), entered into an amendment (the “Amendment”) of its senior secured credit facility, by and among NCM LLC, Barclays Bank PLC, as administrative agent, and certain lenders party thereto, dated as of February 13, 2007, as amended (as further amended by the Amendment, the “Amended Credit Facility”). The Amended Credit Facility consists of a $270 million term loan facility and a $149 million revolving credit facility. The revolving credit facility had been previously increased by $25 million to $149 million through an incremental amendment described below in Item 8.01.

Effective July 2, 2014, the maturity date applicable to $135 million of the revolving credit facility was extended by two years to November 26, 2019, which corresponds to the maturity date of the $270 million term loans. The maturity date applicable to the remaining $14 million of the revolving credit facility continues to be December 31, 2014.

The Amendment also contains certain amendments (“Conditional Amendments”) to the senior secured credit facility that will only be effective upon the contribution of the Screenvision, LLC (“Screenvision”) assets and NCM, Inc. debt (as described below) to NCM LLC. As previously announced, NCM, Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”) to merge with Screenvision for $375 million ($225 million in cash and $150 million in shares of NCM, Inc. common stock). The $225 million in cash and transaction expenses will be funded by a new NCM, Inc. debt facility described below in Item 8.01. Consummation of the merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions, including satisfaction of representations, warranties and covenants included in the Merger Agreement. Although it is under no obligation to do so, upon approval of NCM, Inc.’s Board of Directors and the members of NCM LLC, NCM, Inc. may contribute Screenvision and the new NCM, Inc. debt facility to NCM LLC in exchange for NCM LLC membership units. To allow for this potential contribution to NCM LLC, the Conditional Amendments include an increase in the amount of incremental senior secured indebtedness permitted by the Amended Credit Facility from $160 million to $250 million. If the Screenvision contribution to NCM LLC does not occur by April 1, 2015, the Conditional Amendments will not become effective and lender consent for the Conditional Amendments will be immediately and automatically revoked.

The foregoing description of the Amended Credit Facility is qualified in its entirety by reference to the complete copy of the Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information provided in Item 1.01 of this Form 8-K concerning the Amended Credit Facility is hereby incorporated into this Item 2.03.

Item 8.01	Other Events.

In contemplation of the merger with Screenvision, NCM, Inc. entered into a Commitment and Engagement Letter (the “Commitment Letter”) with certain existing revolving credit facility lenders. Under the Commitment Letter, subject to certain conditions, the lenders committed to make a term loan in an aggregate principal amount of $250 million to fund the Screenvision merger and related expenses. This term loan is expected to finance the $225 million portion of the merger consideration that will be paid in cash, along with fees and expenses incurred in connection with the term loan and the merger. The term loan will mature on the second anniversary of the funding of the term loan. NCM, Inc. has the right to contribute the Screenvision assets and the $250 million loan to NCM LLC, at which point, the Conditional Amendments to the Amended Credit Facility described in Item 1.01 above, will become effective.

In addition, on June 18, 2014, NCM LLC entered into an incremental amendment of its senior secured credit facility that increased the amount of the revolving credit commitment under such facility by $25 million, for an aggregate revolving credit commitment of $149 million.

On July 3, 2014, NCM, Inc. and NCM LLC issued a press release announcing the terms of the Amendment and Commitment Letter. A copy of the press release is attached as Exhibit 99.1 to this report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Reference	Description

10.1	*	Amendment No. 6 dated as of July 2, 2014 among National CineMedia LLC, certain lenders party thereto and Barclays Bank PLC, as administrative agent, to the Credit Agreement dated as of February 13, 2007, as amended, restated, modified and otherwise supplemented.

99.1	*	Press Release of National CineMedia, Inc. and National CineMedia, LLC dated July 3, 2014.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of NCM, Inc. and NCM LLC has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CINEMEDIA, INC.

Dated: July 3, 2014	By:	/s/ Ralph E. Hardy
Ralph E. Hardy
Executive Vice President, General Counsel
and Secretary

NATIONAL CINEMEDIA, LLC
	By:	National CineMedia, Inc., its manager

Dated: July 3, 2014	By:	/s/ Ralph E. Hardy
Ralph E. Hardy
Executive Vice President, General Counsel
and Secretary

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